UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CytoDyn Inc.

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CYTODYN INC.

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

August 21, 2019

Dear Stockholder:

You are cordially invited to attend an annual meeting of stockholders of CytoDyn Inc. (the “Company”) to be held at 9:30 a.m., Pacific Time, on Thursday, September 12, 2019, at the RiverPlace Hotel, 1510 SW Harbor Way, Portland, Oregon 97201.

Matters to be presented for action at the meeting include (i) the election of directors, (ii) ratification of the selection of our auditors, (iii) an advisory vote on our executive compensation and (iv) an advisory vote on the frequency of holding an advisory vote on executive compensation. We will also act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

We are encouraged about the future of our company, and we look forward to conversing with those of you who are able to attend the meeting in person. Whether or not you can attend, it is important that you sign, date and return your proxy, or submit your proxy by telephone or Internet as instructed on the enclosed proxy card. If you are a stockholder of record and attend the meeting in person, you may revoke your proxy and vote at the meeting if you wish.

Sincerely,

Nader Z. Pourhassan, Ph.D.

President and Chief Executive Officer

If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(833) 814-9456

CYTODYN INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 12, 2019

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of CytoDyn Inc., a Delaware corporation (the “Company”), to be held at the RiverPlace Hotel, 1510 SW Harbor Way, Portland, Oregon 97201, on Thursday, September 12, 2019, at 9:30 a.m., Pacific Time.

Only stockholders of record at the close of business on August 5, 2019, will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of five directors;

2.	Ratification of the selection of Warren Averett, LLC as our independent registered public accounting firm for the fiscal year ending May 31, 2020;

3.	A non-binding advisory vote to approve our executive compensation;

4.	A non-binding advisory vote on the frequency of holding an advisory vote on executive compensation; and

5.	The transaction of any other business as may properly come before the Annual Meeting or any postponements or adjustments thereof.

Please sign and date the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope, or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card to avoid the expense of further solicitation. If you are a stockholder of record and attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

The board of directors of the Company recommends that you vote “FOR” proposals 1 through 3 and for the option of “ONE YEAR” for proposal 4 set forth above.

By Order of the Board of Directors

Michael D. Mulholland

Chief Financial Officer, Treasurer, and

Corporate Secretary

Vancouver, Washington

August 21, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE

HELD ON SEPTEMBER 12, 2019:

The proxy statement for the 2019 annual meeting of stockholders and 2019 annual report to stockholders are also available at www.cytodyn.com.

CYTODYN INC.

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CytoDyn Inc., a Delaware corporation (“CytoDyn” or the “Company”), to be voted at the annual meeting of stockholders to be held on September 12, 2019 (the “Annual Meeting”), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to stockholders on or about August 21, 2019.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Solicitation of Proxies. The enclosed proxy is solicited by and on behalf of the Board, with the cost of solicitation borne by the Company. Solicitation may also be made by our directors and officers without additional compensation for such services. In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise.

We have also retained Alliance Advisors LLC to assist it in the solicitation of proxies. Alliance Advisors LLC will solicit proxies our behalf from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a fee of $7,500, plus approved and reasonable out of pocket expenses, for its services for the solicitation of the proxies. We have also agreed to indemnify Alliance Advisors LLC against certain claims.

Voting. You may submit a proxy to have your shares of common stock, par value $0.001 per share (“Common Stock”), voted at the Annual Meeting in one of three ways: (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid envelope; (ii) calling toll-free at the telephone number indicated on the enclosed proxy card; or (iii) using the Internet in accordance with the instructions set forth on the enclosed proxy card. When a proxy is properly returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the proxies will be counted for purposes of determining whether or not a quorum is present, and will be voted FOR the election of all nominees for director, as well as “FOR” Proposals 2 and 3, and will be voted for the selection of “ONE YEAR” for Proposal 4. If a stockholder of record attends the Annual Meeting, he or she may vote in person. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to vote your shares.

Banks and brokers acting as nominees are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange, but are not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the New York Stock Exchange until after the date on which this proxy statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares.

A broker “non-vote” occurs when a proposal is deemed “non-routine” and a nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to the matter being considered and has not received instructions from the beneficial owner.

If you have additional questions, need assistance in submitting your proxy or voting your shares of Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Alliance Advisors LLC at.

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(833) 814-9456

Revocation of Proxies. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by submitting a later-dated proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting alone may not be sufficient to revoke a previously submitted proxy. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to revoke previously submitted instructions relating to your shares.

OUTSTANDING VOTING SECURITIES AND QUORUM

Stockholders of record as of the close of business on August 5, 2019, are entitled to one vote at the Annual Meeting for each share of Common Stock of the Company then held by each stockholder. As of that date, we had 376,756,444 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote constitutes a quorum at the Annual Meeting. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum at the Annual Meeting.

VOTES REQUIRED

Pursuant to the General Corporation Law of the State of Delaware and our Bylaws, the five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Pursuant to the General Corporation Law of the State of Delaware, Proposals 2 and 3 will be approved if a quorum exists and the votes cast favoring the proposal exceed the votes cast opposing the proposal. For Proposal 4, you may vote your shares in favor of “one year,” “two years” or “three years.” The option that receives the greatest number of votes will be considered the frequency selected by stockholders.

SUMMARY TERM SHEET

The following is only a summary of certain material information contained in this document. You should carefully review this entire document along with the exhibits attached hereto to understand the proposals fully.

•

Time and Place of Annual Meeting (See cover page, Notice of Annual Meeting of Stockholders): Thursday, September 12, 2019 at 9:30 a.m., Pacific Time, at the RiverPlace Hotel, 1510 SW Harbor Way, Portland, Oregon 97201.

•	Record Date (See page 2): You can vote at the Annual Meeting if you owned Common Stock of CytoDyn Inc. at the close of business on August 5, 2019.

•

Proposals to be Voted on (See Notice of Annual Meeting of Stockholders): Matters to be presented for action at the meeting include (i) the election of directors, (ii) ratification of the selection of our auditors, (iii) a non-binding advisory vote to approve executive compensation and (iv) a non-binding advisory vote on the frequency of holding an advisory vote on executive compensation.

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Recommendation of the Board (See pages 1, 4, 20, 21, 22): The Board recommends that you vote FOR the election of all nominees for director, as well as FOR Proposals 2 and 3. The Board recommends that you vote for the option of ONE YEAR for Proposal 4.

•

Vote Required (See page 2): Pursuant to the General Corporation Law of the State of Delaware and our Bylaws, the five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Pursuant to the General Corporation Law of the State of Delaware, Proposal 2 and 3 will be approved if a quorum exists and the votes cast favoring the proposal exceed the votes cast opposing the proposal. For Proposal 4, if a quorum exists, the option that receives the greatest number of votes will be considered the frequency selected by stockholders

•

How to Vote Your Shares (See page 1): Complete, date and sign the enclosed proxy card and mail it in the enclosed return envelope, or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card, as soon as possible, so that your shares may be represented at the Annual Meeting. In order to assure that your vote is obtained, please submit your proxy even if you currently plan to attend the Annual Meeting in person.

•

How to Revoke Your Proxy (See page 2): Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by submitting a later-dated proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting alone may not be sufficient to revoke a previously submitted proxy. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to revoke previously submitted instructions relating to your shares.

•

Voting of Shares Held in “Street Name” (See page 1): Your broker is permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange, but is not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the New York Stock Exchange until after the date on which this proxy statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares.

•	Whom You Should Call with Questions: If you have further questions, you may contact our proxy solicitor, Alliance Advisors LLC at:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(833) 814-9456

PROPOSAL 1—ELECTION OF DIRECTORS

The nominees listed below include five incumbent directors. Carl Dockery, who has served as director since February 2014, will not be standing for re-election.

The directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our Certificate of Incorporation and Bylaws authorize the Board to set the number of directors of the Company. The number of directors is currently six. However, effective as of the date of the Annual Meeting, the Board will be reduced to five members.

Since the beginning of fiscal year 2019, the following directors were appointed to the Board:

•	Michael A. Klump was appointed to the Board effective August 10, 2018.

•

Richard G. Pestell, M.D., was appointed to the Board effective November 16, 2018 in connection with our transaction with ProstaGene, LLC (“ProstaGene”). On July 25, 2019, pursuant to the terms of his employment agreement, Dr. Pestell resigned from the Board upon his termination as our Chief Medical Officer.

•	David F. Welch, Ph.D., was appointed to the Board effective January 10, 2019.

Since the beginning of fiscal year 2019, in addition to Dr. Pestell, the following directors resigned from the Board:

•	Denis R. Burger, Ph.D., resigned from the Board effective July 11, 2018. Dr. Burger had been a director since 2014.

•	A. Bruce Montgomery, M.D., resigned from the Board effective July 11, 2018. Dr. Montgomery had been a director since 2013.

•

Anthony D. Caracciolo resigned as Chairman of the Board effective December 10, 2018, although he continued to serve as a director until his resignation from the Board effective January 10, 2019. Mr. Caracciolo had been a director since 2011.

•	Gregory A. Gould resigned from the Board effective August 12, 2019. Mr. Gould had been a director since 2006.

During periods between annual stockholder meetings, vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Stockholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the directors as a group, or from any individual nominee. Shares that are not represented at the Annual Meeting, shares that are withheld and broker non-votes, if applicable, will have no effect on the outcome of the election.

The Board recommends that stockholders vote “FOR” each of the nominees named below to serve as a director. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person who is nominated for election as a director, including their current principal occupation or employment and age as of August 21, 2019.

Name	Age	Principal Occupation
Scott A. Kelly, M.D.	49	Chairman of the Board, Physician
Nader Z. Pourhassan, Ph.D.	56	President and Chief Executive Officer
Michael A. Klump	54	President and CEO of Argonne Capital Group, LCC
Jordan G. Naydenov	59	Vice President and Treasurer of Milara, Inc.
David F. Welch, Ph.D.	58	Chief Innovation Officer and Director of Infinera Corporation

The experience, qualifications, attributes and skills of each nominee, including his business experience during the past five years, are described below.

Scott A. Kelly, M.D. Dr. Kelly was named Chairman of the Board in December 2018 and has served as a director since April 2017. In addition, Dr. Kelly was named to the non-executive position of Chief Science Officer of the Company in July 2019. He is a practicing physician and writer. Dr. Kelly is board certified in Physical Medicine and Rehabilitation. He has served at Atlanta-based Resurgens Orthopaedics since 2002, including as Director of the Safety Council since 2013 and as Medical Director of the Resurgens Orthopaedics’ Spine Center since 2007. He is a fellow of the American Board of Physical Medicine and Rehabilitation and a diplomate of the American Academy of Physical Medicine and Rehabilitation. He also is a member of the Spine Intervention Society, Georgia Society of Interventional Spine Physicians, and American Academy of Physical Medicine and Rehabilitation. He has received numerous honors including being named as America’s Best Physicians in 2018 by the National Consumer Advisory Board, Leading Physicians of the World in 2018 by the International Association of Healthcare Professionals (IAHCP), America’s Most Honored Professionals in 2018 and 2019 by The American Registry, America’s Best Physicians in 2016, 2017 and 2018 by The National Consumer Advisory Board, “Top Doctor” in 2015, 2016, 2017, and 2019 by Castle Connolly, and “Top Doctor” by Atlanta Magazine in 2016, 2017 2018, and 2019. He is the author of What I’ve Learned from You: The Lessons of Life Taught to a Doctor by His Patients. He received his BA in Psychology from Emory University, his medical doctorate from Medical College of Georgia and completed his medical residency at Emory University. Dr. Kelly brings extensive patient treatment and a deep knowledge of life sciences to the Board.

Nader Z. Pourhassan, Ph.D. Dr. Pourhassan was appointed President and Chief Executive Officer of the Company in December 2012, following his service as interim President and Chief Executive Officer for the preceding three months. In September 2012, the Board appointed Dr. Pourhassan as a director. Dr. Pourhassan was employed by the Company as the Company’s Chief Operating Officer from May 2008 until June 30, 2011, at which time Dr. Pourhassan accepted a position as Managing Director of Business Development. Before joining the Company, Dr. Pourhassan was an instructor of college-level engineering at The Center for Advanced Learning, a charter school in Gresham, Oregon, from June 2005 through December 2007. Dr. Pourhassan immigrated to the United States in 1977 and became a U.S. citizen in 1991. He received his B.S. degree from Utah State University in 1985, his M.S. degree from Brigham Young University in 1990 and his Ph.D. from the University of Utah in 1998, in each case in Mechanical Engineering. Dr. Pourhassan brings to the Board his deep knowledge of the Company’s operations and industry. He also contributes his business, leadership, management and capital raising experience.

Michael A. Klump. Mr. Klump was appointed to the Board in August 2018. Mr. Klump has nearly 30 years of financial experience and has been actively involved in formulating and executing strategic financial plans. He founded Argonne Capital Group, LLC (“Argonne”), a closely-held private investment firm, in 2003. Since inception, Argonne has invested over $750 million of equity in public and private companies spanning multiple industries. In all instances, Argonne looks for opportunities where the firm can leverage its management infrastructure and capabilities to help its portfolio companies with a variety of initiatives, including strategic planning, acquisitions and capital raising. Mr. Klump received a B.A. from the University of Colorado in 1987. Mr. Klump brings public company M&A experience, as well as financial expertise, to the Board through his professional experience.

Jordan G. Naydenov. Mr. Naydenov has been a director since June 2009. Since 2001, he has served as Vice President and a director of Milara, Inc. and since 2006, he has served as Treasurer of Milara, Inc., and a director of Milara International. Milara Inc. and Milara International develop, manufacture and service manual and fully robotic wafer printing/bumping systems, as well as mechanical and electrical engineering design services. Mr. Naydenov brings leadership skills and significant management experience to the Board.

David F. Welch, Ph.D. Dr. Welch has been a member of the Board since January 2019 and was named the Company’s Strategy Advisor in July 2019. In October 2018, Dr. Welch was named the Chief Innovation Officer of Infinera Corporation (“Infinera”) (NASDAQ: INFN), a company which he co-founded. From November 2017 to October 2018, Dr. Welch served as Infinera’s Chief Strategy and Technology Officer. From June 2013 to November 2017, Dr. Welch served as Infinera’s President and from May 2004 to June 2013, he served as Infinera’s Executive Vice President and Chief Strategy Officer. From May 2001 to May 2004, he served as Infinera’s Chief Development Officer/CTO. From February 2001 to April 2001, he served as Chief Technology Officer of the Transmission Division of JDS Uniphase Corporation, an optical component company. From January 1985 to February 2001, he served in various executive roles, including Chief Technology Officer and Vice President of Corporate Development of SDL, an optical component company. Dr. Welch currently serves on the board of directors of Infinera. Dr. Welch holds over 130 patents, and has been awarded the Optical Society of America’s (“OSA”) Adolph Lomb Medal, Joseph Fraunhofer Award, the John Tyndall Award and the IET JJ Thompson Medal for Achievement in Electronics, in recognition of his technical contributions to the optical industry. He is a Fellow of OSA and the Institute of Electrical and Electronics Engineers. Dr. Welch holds a B.S. in Electrical Engineering from the University of Delaware and a Ph.D. in Electrical Engineering from Cornell University. Dr. Welch’s leadership skills and comprehensive technical knowledge provide the Board with an important perspective into product development, marketing and selling strategies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held 20 meetings in fiscal year 2019. During fiscal year 2019, each current director attended at least 75 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served during his tenure on such committee or the Board, except for Mr. Klump, who attended approximately 65 percent of the Board meetings and does not currently serve on any committee of the Board.

Board Leadership Structure

The Board believes that the Board leadership structure, which reflects the separation of the Chairman and Chief Executive Officer positions, serves the best interests of the Company and its stockholders. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

Our management is responsible for identifying, assessing and managing the material risks we face. The Board generally oversees risk management practices and processes and, either as a whole or through the Audit Committee and other board committees, periodically discusses with management strategic and financial risks associated with our operations, their potential impact on us, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk and discusses with management and our independent registered public accounting firm our policies and practices with respect to risk and particular areas of risk exposure. The Nominating and Governance Committee oversees recruitment of potential director nominees and succession planning for our executive positions. The Compensation Committee monitors our incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk.

Code of Ethics

We have adopted a Code of Ethics as well as a Code of Business Conduct and an Insider Trading Policy. Copies of these governing documents, as well as the committee charters described below, are available on our website at www.cytodyn.com.

Director Independence

In determining director independence, we use the definition of independence in Rules 5605(a)(2) and 5605(c)(2) of the listing standards of The Nasdaq Stock Market (the “NASDAQ Rules”).

The Board has determined that Messrs. Naydenov, Klump and Dockery and Dr. Welch are currently independent under the NASDAQ Rules in that each is not, and has not been, an executive officer or employee and does not otherwise have a relationship which, in the opinion of the Board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. However, the Board determined that Mr. Dockery and Dr. Welch are not independent under the additional independence requirements of the NASDAQ Rules applicable specifically to members of the Audit Committee. Mr. Dockery is not independent due to the issuance to him of a stock option in November 2018 as compensation for consulting services. Dr. Welch is not independent due to the consulting agreement entered into with us on July 15, 2019. See “Related Person Transactions—Director Consulting Compensation” below for more information.

During fiscal year 2019, the Board determined that Dr. Pestell, Dr. Pourhassan and Dr. Kelly were not independent under the NASDAQ Rules. Dr. Pestell and Dr. Pourhassan were not independent by virtue of their positions as our executive officers. In addition, Dr. Kelly was not independent due to the issuance of a stock option and a warrant to purchase Common Stock as compensation for consulting services, with an aggregate value in excess of $120,000. Due to these issuances, Dr. Kelly ceased to be independent under the NASDAQ Rules. Additionally, on July 15, 2019, we entered into a consulting agreement with Dr. Kelly. See “Related Person Transactions—Director Consulting Compensation” below for more information.

The Board determined that Dr. Montgomery, Dr. Burger and Mr. Gould were independent at the times each served on the Board during fiscal year 2019. The Board determined that Mr. Caracciolo was not independent at the time he served on the Board during fiscal year 2019.

We are not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the Securities and Exchange Commission (the “SEC”).

Audit Committee

The Audit Committee Charter was adopted by the Board and became effective on November 2, 2011, and was subsequently updated on February 21, 2017. The primary role of the Audit Committee is to oversee the financial reporting and disclosure process. The Audit Committee is responsible for overseeing the work done by our independent auditors and reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our financial reporting process, the annual audited financial statements, and the results of the annual audit. The Audit Committee is also responsible for reviewing and approving in advance all contemplated related-party transactions such as those described under “Related Person Transactions” below. The Audit Committee held four meetings during fiscal year 2019 to review our financial statements with the auditors following the end of each fiscal quarter prior to their inclusion in reports filed with the SEC.

Currently, the only member of the Audit Committee is Mr. Naydenov.

During fiscal year 2019, the members of the Audit Committee were Mr. Gould (chair), Dr. Kelly and Mr. Dockery. Mr. Gould was a “financial expert” as defined in applicable SEC regulations and also met the additional requirements of the NASDAQ Rules applicable specifically to members of the Audit Committee.

During fiscal year 2019, the Board found that Mr. Dockery and Dr. Kelly were not independent under the additional requirements of the NASDAQ Rules applicable specifically to members of the Audit Committee. Accordingly, Mr. Dockery and Dr. Kelly resigned from the Audit Committee, and Mr. Naydenov, who is independent under such additional requirements, was appointed to the Audit Committee, on July 25, 2019.

In addition, Mr. Gould resigned from the Board on August 12, 2019, following our fiscal year end. Upon Mr. Gould’s resignation, the Audit Committee no longer has a “financial expert” as defined in Regulation S-K Item 407(d)(5)(ii) adopted by the SEC.

The Board is currently seeking additional qualified candidates to serve as directors and intends to reconstitute the members of the Audit Committee following the Annual Meeting.

Compensation Committee

The Compensation Committee Charter was adopted by the Board in October 2012 and was updated on May 29, 2014, February 21, 2017, and May 17, 2018. The Compensation Committee reviews and approves our overall compensation philosophy and determines base salaries and other forms of compensation to be paid to executive officers, including decisions as to cash incentive compensation, grants of options and other stock-based awards. The Compensation Committee is also responsible for making recommendations to the Board with respect to new compensation plans, including incentive compensation plans and equity-based plans. The Compensation Committee held five meetings during fiscal year 2019.

The members of the Compensation Committee are currently Mr. Dockery and Mr. Naydenov.

During fiscal year 2019, the members of the Compensation Committee were Dr. Kelly (chair), Mr. Dockery, Mr. Gould and Mr. Naydenov. During fiscal year 2019, the Board determined that Dr. Kelly was not independent under the NASDAQ Rules. Accordingly, Dr. Kelly resigned from the Compensation Committee on July 25, 2019. Mr. Gould resigned from the Board on August 12, 2019. In addition, Mr. Dockery will resign from the Compensation Committee at the expiration of his term as a director at the Annual Meeting.

The Board is currently seeking additional qualified candidates to serve as directors and intends to reconstitute the members of the Compensation Committee following the Annual Meeting.

Nominating and Governance Committee

Our Nominating and Governance Committee Charter was adopted by the Board on October 26, 2012, and was subsequently updated on February 21, 2017 and February 19, 2018. The Nominating and Governance Committee identifies individuals qualified to become members of the Board, makes recommendations to the Board with regard to the size and composition of the Board and committees thereof, and evaluates the Board and its members. The Nominating and Governance Committee also assists the Board in developing succession and continuity plans for principal officer positions. The Nominating and Governance Committee held one meeting during fiscal year 2019.

The members of the Nominating and Governance Committee are currently Mr. Dockery (chair) and Mr. Naydenov.

During fiscal year 2019, the members of the Nominating and Governance Committee were Mr. Dockery (chair), Mr. Gould, Dr. Kelly and Mr. Naydenov.

During fiscal year 2019, the Board determined that Dr. Kelly was not independent under the NASDAQ Rules. Accordingly, Dr. Kelly resigned from the Nominating and Governance Committee on July 25, 2019. Mr. Gould resigned from the Board on August 12, 2019. In addition, Mr. Dockery will resign from the Nominating and Governance Committee at the expiration of his term as a director at the Annual Meeting .

The Board is currently seeking additional qualified candidates to serve as directors and intends to reconstitute the members of the Nominating and Governance Committee following the Annual Meeting.

The Nominating and Governance Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating and Governance Committee will consider among other factors:

•	demonstration of ethical behavior;

•	positions of leadership that demonstrate the ability to exercise sound judgment in a wide variety of matters;

•	the candidate’s ability to commit sufficient time to the position;

•	the candidate’s understanding of our business and operations; and

•	the need to satisfy independence requirements relating to Board composition.

The Nominating and Governance Committee considers recommendations from stockholders if submitted in a timely manner in accordance with the procedures set forth in the committee’s charter as well as the procedures described in this proxy statement applicable to all director nominees.

The Nominating and Governance Committee relies on annual evaluations of the Board in determining whether to recommend nomination of current directors for re-election. The Nominating and Governance Committee has not hired a third-party search firm to date, but has the authority to do so if it deems such action to be appropriate. The Nominating and Governance Committee has a policy for considering diversity in identifying nominees for director. The Nominating and Governance Committee’s policy recognizes that maintaining a diverse membership with varying backgrounds, perspectives, skills, experiences, and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations, and enables the Board to better serve as effective, engaged stewards of our stockholders’ interests. The members of the Nominating and Governance Committee are continually mindful of the diversity of board nominees in their deliberations.

Currently, with the assistance of the Nominating and Governance Committee, the Board is seeking additional qualified candidates with diverse and relevant backgrounds to serve as directors. However, there can be no assurance that we will identify such qualified candidates, and if we do, there can be no assurance that any such candidate will agree to serve on our Board or any committee thereof. If the Board is successful in attracting new directors to serve, the Board plans on reconstituting each board committee after the Annual Meeting.

The charter documents for our Audit Committee, Compensation Committee and Nominating and Governance Committee can be found on our website at www.cytodyn.com.

Director Compensation

During fiscal year 2019, each non-employee director was entitled to receive: (i) $25,000 in annual compensation; (ii) additional annual cash retainers for committee chairs and committee members ranging from $2,500 to $15,000; (iii) an additional cash retainer of $15,000 for the Chairman of the Board; and (iv) an annual grant on June 18, 2019, of a non-qualified stock option covering 100,000 shares of Common Stock vesting in four equal quarterly installments. The compensation plan for directors during fiscal year 2020 is the same as in fiscal year 2019.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for services during fiscal year 2019. Dr. Pourhassan and Mr. Caracciolo are excluded from this table, since both were employees during the entirety of their service as directors during fiscal year 2019.

Name	Cash Fees	Stock Options(1)(2)		All Other Compensation		Total
Dennis R. Burger, Ph.D. (3)	$2,785	$30,953	(4)	$40,000	(5)	$73,738
Carl C. Dockery	42,500	30,953	(4)	74,900	(6)	148,353
Gregory A. Gould (7)	50,000	30,953	(4)	—		80,953
Scott A. Kelly, M.D.	48,747	30,953	(4)	219,715	(8)	299,415
Michael A. Klump (9)	20,245	23,885	(10)	—		44,130
A. Bruce Montgomery, M.D. (3)	4,735	30,953	(4)	—		35,688
Jordan G. Naydenov	30,000	30,953	(4)	—		60,953
David F. Welch, Ph.D. (11)	9,653	11,383	(12)	—	(13)	21,036

(1)

Stock option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718, as described in Note 6 “Stock Options and Warrants” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2019, to which reference is hereby made.

(2)	The total number of shares of Common Stock covered by stock options held by each non-employee director at May 31, 2019 were as follows:

No. of Shares
Dennis R. Burger, Ph.D.	1,220,947
Carl C. Dockery	695,536
Gregory A. Gould	710,662
Scott A. Kelly, M.D.	1,029,132
Michael A. Klump	80,822
A. Bruce Montgomery, M.D.	495,399
Jordan G. Naydenov	546,397
David F. Welch, Ph.D.	38,904

(3)	Dr. Burger and Dr. Montgomery resigned from the Board on July 11, 2018.
(4)	Includes an annual option award to covering 100,000 shares of Common Stock.
(5)	Includes monthly consulting fees of $20,000 in connection with Dr. Burger’s service as our Chief Science Officer.
(6)	Includes an option award covering 250,000 shares of Common Stock as compensation for certain consulting services. See “Related Person Transactions — Director Consulting Compensation.”
(7)	Mr. Gould resigned from the Board on August 12, 2019.
(8)

Includes the following awards as compensation for certain consulting services: (i) an option award covering 250,000 shares of Common Stock and (ii) warrant covering 500,000 shares of Common Stock. In addition, on July 15, 2019, after the end of fiscal year 2019, Dr. Kelly entered into an agreement providing for monthly consulting fees of $20,000, in connection with his service as our Chief Science Officer. See “Related Person Transactions — Director Consulting Compensation.”

(9)	Mr. Klump was appointed to the Board on August 11, 2018.
(10)	Includes a prorated annual option award covering 80,822 shares of Common Stock.
(11)	Dr. Welch was appointed to the Board on January 10, 2019.
(12)	Includes a prorated annual option award covering 38,904 shares of Common Stock.
(13)

On July 15, 2019, after the end of fiscal year 2019, Dr. Welch entered into an agreement providing for monthly consulting fees of $20,000, in connection with his service as our Strategy Advisor. See “Related Person Transactions — Director Consulting Compensation.”

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Dr. Pourhassan, whose background appears under “Proposal 1—Election of Directors,” Michael D. Mulholland, age 67, and Nitya G. Ray, M.D., age 66, are currently executive officers of the Company.

The Board appointed Mr. Mulholland as Chief Financial Officer, Treasurer, and Corporate Secretary on December 13, 2012. Mr. Mulholland provides CytoDyn with more than 30 years of senior level financial leadership for public companies in the business services, retail and manufacturing industries. His broad experience includes strategic planning, corporate finance, including raising debt and equity capital, acquisitions, corporate restructurings, SEC reporting, risk management, investor relations and corporate governance matters. Mr. Mulholland has also collaborated with a leading European scientific inventor and IP counsel in connection with the evaluation of the patentability of certain biological compounds for potential applications to improve human health and the preparation of the related patent filings. From 2011 to 2012, he served as Chief Financial Officer of Nautilus, Inc., (NYSE: NLS) a NYSE-listed developer and marketer of fitness equipment. He previously was Co-Chief Financial Officer of Corporation Management Advisors, Inc., a private holding company of various businesses and investments, including a majority interest in a publicly held manufacturing company, from 2010 to 2011; Vice President of Finance of Gevity HR, Inc., a former Nasdaq-listed professional employer organization, from 2008 to 2009; Chief Financial Officer and Secretary of Barrett Business Services, Inc., (NASDAQ: BBSI) a Nasdaq-listed business services firm, from 1994 to 2008; and Executive Vice President, Chief Financial Officer and Secretary of Sprouse-Reitz Stores Inc., a former publicly held retail company, from 1988 to 1994. He began his career with Deloitte & Touche LLP. Mr. Mulholland received a B.S. degree in accounting and a M.B.A. in finance from the University of Oregon. He is a certified public accountant.

The Board appointed Mr. Ray as Chief Technology Officer – Head of Process Sciences, Manufacturing and Supply Chain on December 22, 2018. Dr. Ray served as our Senior Vice President of Manufacturing from November 2015 to June 2017. Most recently, Dr. Ray served as Executive Vice-President, Head of Product Development, Manufacturing and Supply Chain of Actinium Pharmaceuticals, Inc. (NYSEAMERICAN: ATNM). Prior to joining the Company in 2015, Dr. Ray was Senior Vice President at Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX). During his 14-year tenure at Progenics he was responsible for manufacturing, process & analytical sciences & quality control. He possesses extensive knowledge of leronlimab (PRO 140) development. Dr. Ray successfully manufactured the first 10 batches of leronlimab at Progenics under GMP, which was approved by the FDA for use in all clinical trials. Dr. Ray’s return to the Company brings 30 years of progressive, hands-on experience in strategic planning and execution of process development and manufacturing of biologics, engineered tissue therapeutics, antibody drug conjugates, and small molecule and radiopharmaceutical drugs. He has demonstrated expertise in diverse technology platforms, product development, pre-clinical, clinical and commercial manufacturing, process and analytical sciences, quality control, global supply chain, quality systems and regulatory affairs. Dr. Ray holds a Ph.D. in Biochemical Engineering and a M.S. degree in Chemical & Biochemical Engineering from Rutgers University and a B.S. degree in Chemical Engineering from Jadavpur University.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation that we paid (or accrued) to our named executive officers during the fiscal years ended May 31, 2019 and 2018:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)		Stock Option Awards ($)(2)		Non-Qualifed Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)		Total ($)
Nader Z. Pourhassan, President and Chief Executive Officer	2019 2018	506,140 433,888	683,290 216,944		312,936 293,201		862 1,146	18,168 21,382		1,521,396 966,561
Michael D. Mulholland, Chief Financial Officer	2019 2018	362,996 347,625	138,665 147,741		— 200,201		860 194	13,072 13,773		515,593 709,534
Richard G. Pestell, Chief Medical Officer (5)	2019 2018	275,000 —	123,750 —	(5)	118,804 —	(5)	15 —	93,313 —	(6)	610,822 —
Anthony D. Caracciolo, Executive Chairman (7)	2019 2018	131,853 200,000	— —		— 442,452		— 28	687,990 4,750	(8)	819,573 647,320

(1)

Represents annual bonus awards for fiscal years 2018 and 2019. For fiscal year 2018, 50% of the amount reported for each executive has previously been paid in cash, and 50% remains payable in shares of Common Stock. For fiscal year 2019, the amount and form of payment (whether cash or shares of Common Stock) for each executive remains subject to the achievement of certain specified milestones. In addition, the dollar value ascribed to any stock award may vary from the amount reported above, based on the fair market value of our Common Stock on the date of actual payment. The employment agreement with each executive provides that the executive must remain actively employed by us at the time of any payment.

(2)

Stock option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718, as described in Note 6 “Stock Options and Warrants” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2019.

(3)	Represents earnings from the CytoDyn Inc. 401(k) Plan.
(4)	Represents our contributions to the Cytodyn Inc. 401(k) Plan, as well as certain additional payments to Dr. Pestell and Mr. Caracciolo described in Notes 6 and 8 below.
(5)

Dr. Pestell was appointed as our Chief Medical Officer effective November 16, 2018 and was terminated for cause effective July 25, 2019. Pursuant to the terms of the Dr. Pestell Employment Agreement and the 2012 Equity Incentive Plan, it is anticipated that the annual bonus amount listed in the “Bonus” column will not be paid, and the stock options whose fair market value is listed in the “Stock Option Awards” column will expire unvested, because Dr. Pestell was terminated for cause.

(6)

Prior to November 16, 2018, Dr. Pestell had served as our Chief Medical Officer pursuant to a consulting agreement dated August 27, 2018, pursuant to which he received an aggregate of $88,813 in payments prior to the commencement of his employment on November 16, 2018. See “Related Person Transactions—ProstaGene Acquisition” below.

(7)

Mr. Caracciolo resigned as Executive Chairman of the Board, an executive officer position, effective July 11, 2018. Mr. Caracciolo continued as non-executive Chairman of the Board until December 10, 2018 and subsequently resigned from the Board effective January 10, 2019. Mr. Caracciolo remained an employee through April 15, 2019.

(8)

Includes $23,264 in cash fees paid to Mr. Caracciolo for service as a director through January 10, 2019. Also includes the following modifications to certain previously granted options in connection with Mr. Carraciolo’s resignations: (i) a modification to extend the term of certain options covering 150,000 shares of Common Stock and (ii) the acceleration of vesting milestones for all previously granted options.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock options awarded to each of our named executive officers as of May 31, 2019. No stock awards were outstanding at May 31, 2019.

Name	Number of securities underlying unexercised options/ exercisable	Number of securities underlying unexercised options/ unexercisable		Option exercise price ($)	Option expiration date
Nader Z. Pourhassan, Ph.D.	600,000	—		$0.80	2/15/23
	150,000			$0.90	6/30/25
	325,000	325,000	(1)	$0.87	11/23/25
	152,000	152,000	(1)	$0.75	1/4/26
	600,000			$1.09	6/1/26
	200,000	100,000	(2)	$0.57	6/1/27
	116,667	233,333	(3)	$0.49	6/8/28
	1,000,000			$0.565	11/8/28
	50,000	—		$0.90	6/18/29
Michael D. Mulholland	100,000	—		$1.40	12/13/22
	300,000	—		$0.80	2/15/23
	150,000	—		$0.90	6/30/25
	250.000	250,000	(1)	$0.87	11/23/25
	300,000	—		$1.09	6/1/26
	200,000	100,000	(2)	$0.57	6/1/27
	116,667	233,333	(3)	$0.49	6/8/28
Richard G. Pestell, M.D., Ph.D	—	350,000	(4)	$0.551	11/16/28
Anthony D. Caracciolo (3)	11,543	—		$2.90	5/21/22
	25,000	—		$1.55	6/1/22
	50,000	—		$0.80	2/15/23
	100,000	—		$0.64	5/29/24
	50,000	—		$0.66	6/1/24
	50,000	—		$0.98	6/1/25
	250,000	—		$0.97	6/11/25
	50,000	—		$1.09	6/1/26
	550,000	—		$0.76	2/12/27
	450,000	—		$0.76	2/12/27
	128,530	—		$0.56	2/7/28
	950,000	—		$0.49	6/8/28

(1)	Vests upon the achievement of certain milestones, as specified in the award agreements.
(2)	Vests in three equal annual installments commencing June 1, 2018.
(3)	Vests in three equal annual installments commencing June 8, 2019.
(4)	Not anticipated to vest due to the termination of Dr. Pestell’s employment for cause, effective July 25, 2019.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and rights and shares reserved for future issuance under our existing equity compensation plans as of May 31, 2019.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	(Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders (1)	14,665,329	$0.70	10,024,144
Equity compensation plans not approved by stockholders (2)	1,936,543	$1.49	—

Total	16,601,872	$0.71	10,024,144

(1)	Represents outstanding stock options granted to current or former employees and directors of the Company pursuant to its 2004 Stock Incentive Plan and 2012 Equity Incentive Plan.
(2)

Represents (i) outstanding warrants issued by the Company as consideration for certain consulting or advisory services provided to the Company by independent contractors and (ii) options originally granted under the Company’s 2004 Equity Incentive Plan, for which the expiration term was extended in November 2016, after the 2004 Equity Incentive Plan had previously expired.

Additional Compensation Information

Employee Pension, Profit Sharing or Other Retirement Plans

Effective January 1, 2010, we adopted a profit sharing plan, qualifying under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) and covering substantially all employees. We make a “safe harbor” contribution of 3% of the participant’s salary in order to maintain regulatory compliance of the 401(k) Plan. We do not have any other defined benefit pension plan, profit sharing or retirement plan.

Employment Agreements

On January 6, 2015, we entered into employment agreements with Dr. Pourhassan and Mr. Mulholland (together, the “Employment Agreements”). The Employment Agreements provide for indefinite terms of employment, until terminated by either party pursuant to the terms of the Employment Agreements.

The Employment Agreements provide for (i) an annual base salary of $325,000 for Dr. Pourhassan and $250,000 for Mr. Mulholland, (ii) a target annual bonus payable in cash or, at the discretion of the Board, 50% in cash and in 50% in Common Stock, for Dr. Pourhassan equal to one-hundred percent (100%) of base salary and fifty percent (50%) for Mr. Mulholland, subject to achievement of certain performance objectives, and (iii) an annual supplemental bonus for Dr. Pourhassan, subject to the sole discretion of the Board, in an amount to be determined by the Board.

On November 16, 2018, in connection with the closing of the acquisition of ProstaGene, we entered into an employment agreement with Dr. Pestell (the “Dr. Pestell Employment Agreement”). The Dr. Pestell Employment Agreement provided for a three year term of employment, unless terminated by either party pursuant to the terms of the Dr. Pestell Employment Agreement. The Dr. Pestell Employment Agreement also provided for, among other things, (i) an annual base salary of $400,000, (ii) a target annual bonus equal to 50% of Dr. Pestell’s base salary, (iii) an annual supplemental bonus in an amount to be determined at the sole discretion of the Board, and (iv) other customary benefits described in the Dr. Pestell Employment Agreement. On July 25, 2019, the Company terminated Dr. Pestell’s employment as an executive officer of the Company pursuant to the terms of the Dr. Pestell Employment Agreement.

Payments upon Termination of Employment or Change of Control

In the event we terminate either Dr. Pourhassan’s or Mr. Mulholland’s employment without cause, as defined in their Employment Agreements, and subject to execution of a release of claims, the Employment Agreements provide for (i) payments equal to the sum of twelve months of base salary (except that such amount shall not be payable if, as of the effective time of Dr. Pourhassan’s or Mr. Mulholland’s termination, as applicable, the Board determines either that we have less than $4.0 million in cash-on-hand, or that our net worth, defined as the total assets of the Company less the total liabilities of the Company, is less than $5.0 million), and (ii) all stock options and other awards that Dr. Pourhassan or Mr. Mulholland may have shall vest and (if applicable) become immediately exercisable.

In the event we terminate Dr. Pourhassan’s or Mr. Mulholland’s employment without cause, or Dr. Pourhassan or Mr. Mulholland resigns for good reason, as defined in the Employment Agreements, within twelve months following a change in control, as defined in the Employment Agreements, and subject to execution of a release of claims, the Employment Agreements provide for (i) payments equal to the sum of eighteen months of base salary (in lieu of, and not in addition to, the twelve months’ base salary that may be payable upon a termination without cause not within twelve months following a change in control), and (ii) all stock options and other awards that Dr. Pourhassan or Mr. Mulholland may have shall vest and (if applicable) become immediately exercisable.

Employee stock options granted after December 1, 2012, vest in full automatically when a change in control occurs; employee stock options granted before December 1, 2012, will vest in full if the Compensation Committee so decides on or before the date a change in control occurs.

On July 25, 2019, Dr. Pestell’s employment was terminated for cause. Accordingly, pursuant to the Dr. Pestell Employment Agreement, Dr. Pestell is entitled to receive (i) his accrued but unpaid base salary through the final date of Dr. Pestell’s employment as our Chief Medical Officer, (ii) any accrued but unused vacation, (iii) any reimbursable expenses incurred prior to July 25, 2019 and (iv) any amounts or benefits that are vested amounts or benefits that Dr. Pestell is entitled to receive pursuant to any plan, program, policy or practice of ours.

RELATED PERSON TRANSACTIONS

Unless otherwise described in the sections entitled “Executive Compensation” and “Director Compensation,” we describe below each transaction or series of similar transactions, since June 1, 2018, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or may exceed $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

ProstaGene Acquisition

On November 16, 2018, we consummated a transaction with ProstaGene and Dr. Pestell, pursuant to which we purchased from ProstaGene substantially all of the assets and rights, and assumed certain obligations and liabilities, associated with ProstaGene’s business (the “ProstaGene Acquisition”). As consideration, we agreed to issue an aggregate of 27,000,000 shares of Common Stock.

Upon consummation of the ProstaGene Acquisition, Dr. Pestell was appointed to our Board and entered into the Dr. Pestell Employment Agreement as our Chief Medical Officer. Dr. Pestell had previously served as our Chief Medical Officer pursuant to a consulting agreement, dated as of August 27, 2018, pursuant to which he received pro-rated payments equal to his anticipated salary upon consummation of the ProstaGene Acquisition. On July 25, 2019, Dr. Pestell’s employment as our Chief Medical Officer was terminated for cause, upon which Dr. Pestell resigned as a director from our Board.

Dr. Pestell is the founder and majority equity holder of ProstaGene. As such, Dr. Pestell has received or holds an indirect interest in certain of the shares of Common Stock issued or issuable to ProstaGene in the ProstaGene Acquisition. Dr. Pestell has received 9,572,649 shares of unrestricted Common Stock distributed by ProstaGene to its equity holders, as well as 8,342,000 shares of Common Stock subject to certain restrictions set forth in the Stock Restriction Agreement (defined below). Additionally, Dr. Pestell holds an indirect interest in 414,351 shares of Common Stock currently held by ProstaGene, as well as 2,795,440 shares of Common Stock held in escrow for the benefit of ProstaGene subject to the satisfaction of applicable indemnities under the agreements relating to the ProstaGene Acquisition.

On November 16, 2018, we entered into a Stock Restriction Agreement with Dr. Pestell (the “Stock Restriction Agreement”), which restricts the transfer of 8,342,000 shares of Common Stock payable to Dr. Pestell in the ProstaGene Acquisition. Because Dr. Pestell’s employment was terminated for cause on July 25, 2019, pursuant to the Stock Restriction Agreement, we have an irrevocable option, exercisable through October 23, 2019, to repurchase such shares from Dr. Pestell at a purchase price of $0.001 per share.

Additionally, on November 16, 2018, we entered into a Confidential Information, Inventions and Noncompetition Agreement with Dr. Pestell (the “Covenants Agreement”). Pursuant to the Covenants Agreement, until November 16, 2023, Dr. Pestell is prohibited from directly or indirectly engaging, investing or otherwise participating or providing any services, research or consultation, to certain competing businesses. Further, Dr. Pestell is prohibited from directly or indirectly soliciting or interfering with our current or prospective customers or clients. Dr. Pestell also may not solicit or engage any person or entity that is, or during the twelve months prior to his termination was, an employee, agent, consultant or independent contractor of ours.

Participation in Investor Offerings

Convertible Promissory Note

On January 7, 2019 and January 8, 2019, we issued $1.6 million in aggregate principal amount of unsecured convertible promissory notes (the “Notes”) and related warrants to purchase Common Stock in a private placement to various accredited investors, pursuant to subscription agreements entered into with each, in exchange for cash in an equal amount. Argonne Trading LLC (“Argonne”), participated in the private placement of the Notes. Mr. Klump is a member of our Board and the manager of Argonne. Argonne purchased a convertible promissory note, bearing interest of 10% for $500,000 in aggregate principal and received a warrant covering 500,000 shares of Common Stock at an exercise price of $0.30 per share. Argonne participated on terms identical to those applicable to other investors in the offering.

Warrant Exercise Offer

On May 8, 2019, we entered into Warrant Exercise Agreements (the “Exercise Agreements”) with five substantial holders of certain outstanding warrants to purchase an aggregate of 7,541,279 shares of our Common Stock (the “Warrant Exercise Offer”). The warrants had exercise prices ranging from $0.30 to $1.35 per share and were issued in various financing transactions between July 10, 2015 and January 8, 2019, expiring five years from their respective dates of issuance. Pursuant to the Exercise Agreements, as an inducement to exercise the warrants immediately for cash, we agreed to reduce the applicable exercise price to the lower of (i) the current exercise price and (ii) $0.40. In addition, we agreed to issue an additional one-half share of Common Stock (collectively, the “Additional Shares”) for every share of Common Stock underlying the warrants. In connection with the foregoing transactions, Dr. Welch entered into Exercise Agreements for warrants beneficially owned by him covering an aggregate of 1,651,281 shares of Common Stock and received 825,640 Additional Shares. Additionally, Mr. Klump entered into Exercise Agreements for warrants beneficially owned by him covering an aggregate of 3,625,000 shares of Common Stock and received 1,812,499 Additional Shares. Dr. Welch and Mr. Klump are members of the Board and participated on terms identical to those applicable to other investors in the Warrant Exercise Offer.

June 2019 Warrant Tender Offer

From May 14, 2019 to June 12, 2019, we conducted a tender offer (the “June 2019 Warrant Tender Offer”) for certain outstanding series of eligible warrants, offering the holders of such warrants the opportunity to amend and exercise their warrants at a reduced exercise price equal to the lower of (i) the current exercise price and (ii) $0.40 per share of Common Stock. In addition, we agreed to issue an additional one-half share of Common Stock (collectively, the “Additional Tender Offer Shares”) for every share of Common Stock underlying such warrants. In connection with the foregoing transactions, Dr. Kelly tendered warrants beneficially owned by him covering an aggregate of 50,000 shares of Common Stock and received 25,000 Additional Tender Offer Shares. Additionally, two entities affiliated with Mr. Dockery tendered warrants beneficially owned by him covering an aggregate of 1,425,000 shares of Common Stock and received 712,500 Additional Tender Offer Shares. Dr. Kelly and Mr. Dockery are members of Board and participated on terms identical to those applicable to other investors in the June 2019 Warrant Tender Offer.

July 2019 Warrant Tender Offer

From June 24, 2019 to July 30, 2019, we conducted a tender offer (the “July 2019 Warrant Tender Offer”) for certain outstanding series of eligible warrants. The terms of the July 2019 Warrant Tender Offer were substantially similar to the June 2019 Warrant Tender Offer described above. In connection with the foregoing transactions, Dr. David F. Welch tendered warrants beneficially owned by him covering an aggregate of 1,000,000 shares of Common Stock and received 500,000 Additional Tender Offer Shares. Dr. Welch is a member of the Board and participated on terms identical to those applicable to other investors in the July 2019 Warrant Tender Offer.

Director Consulting Compensation

Since the beginning fiscal year 2019, certain of our directors provided consulting services to us beyond the scope of their responsibilities as directors. In consideration for these services, we entered into the following compensation arrangements with such directors:

On November 8, 2018, in consideration for their services, we granted Dr. Kelly and Mr. Dockery each a stock option covering 250,000 shares of our Common Stock with grant date fair values of approximately $75,000 each. Additionally, on February 16, 2019, as further consideration for his services, we granted Dr. Kelly a warrant to purchase 500,000 shares of our Common Stock with a grant date fair value of approximately $145,000.

On July 15, 2019, we entered into a consulting agreement with Dr. Kelly which named Dr. Kelly to the non-executive position of Chief Science Officer, with compensation of $20,000 in cash per month payable in arrears and the grant of a stock option to be determined by the Board, which are in addition to any fees that Dr. Kelly currently earns as a director. We expect to evaluate the term of the agreement on a month-to month basis. The agreement contains customary confidentiality and indemnification provisions and was approved by the Board.

Also on July 15, 2019, we entered into a consulting agreement with Dr. Welch which named Dr. Welch to the non-executive position of Strategy Advisor, with compensation of $20,000 in cash per month payable in arrears and the grant of a stock option to be determined by the Board, which are in addition to any fees that Dr. Welch currently earns as a director. We expect to evaluate the term of the agreement on a month-to-month basis. The agreement contains customary confidentiality and indemnification provisions and was approved by the Board.

STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS, DIRECTORS

AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Stock as of August 5, 2019, by (i) each person or entity who is known by us to own beneficially more than 5 percent of the outstanding shares of Common Stock, (ii) each director and director nominee, (iii) each executive officer, and (iv) all current directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Total (3)
Beneficial owners of more than 5 percent:
Richard G. Pestell, M.D., Ph.D. (4)	22,070,204	5.9%
Directors and Executive Officers:
Carl C. Dockery (5), (6)	10,436,130	2.8%
Jordan G. Naydenov (7)	6,275,887	1.7%
Nader Z. Pourhassan, Ph.D. (8)	3,370,856	* %
Scott A. Kelly, M.D. (9)	2,951,336	* %
Michael A. Klump (10)	13,577,821	3.6%
Michael D. Mulholland (11)	1,503,793	* %
Nitya G. Ray, Ph.D.	—	—%
David F. Welch, Ph.D. (12)	7,670,825	2.0%

All Current Directors and Executive Officers as a Group (8 persons)	45,786,648	11.8%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	Unless otherwise indicated, the business address of each current director and executive officer is c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.

(2)

Beneficial ownership includes shares of Common Stock as to which a person or group has sole or shared voting power or investment power. Shares of Common Stock subject to stock options and warrants that are exercisable currently or within 60 days of August 5, 2019, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such stock options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(3)	Percentages are based on 376,756,444 shares of Common Stock outstanding as of August 5, 2019.
(4)

Includes: (i) 17,914,649 shares of Common Stock directly held by Dr. Pestell, of which 8,342,000 are subject to certain transfer restrictions and forfeiture obligations specified in the Stock Restriction Agreement, (ii) 3,600,000 shares of common stock held in escrow by our transfer agent for the benefit of ProstaGene, over which Dr. Pestell has voting and dispositive power, and (iii) 555,555 shares of common stock held directly by ProstaGene, over which Dr. Pestell has voting and dispositive power. Dr. Pestell was terminated as our Chief Medical Officer on July 25, 2019.

(5)	Mr. Dockery is not standing for re-election at the Annual Meeting.
(6)

Includes: (i) 230,769 shares of Common Stock held by a limited partnership for which Mr. Dockery is the managing member and has voting and dispositive power; (ii) 9,484,825 shares of Common Stock held by an additional limited partnership for which Mr. Dockery is the managing member and has voting and dispositive power; and (iii) 720,536 shares of Common Stock subject to options held directly by Mr. Dockery.

(7)

Includes: (i) 5,304,490 shares of Common Stock held directly by Mr. Naydenov; (ii) warrants covering 450,000 shares of Common Stock held directly by Mr. Naydenov; and (iii) 521,397 shares of Common Stock subject to options held directly by Mr. Naydenov.

(8)

Includes: (i) 161,489 shares of Common Stock held directly by Dr. Pourhassan; (ii) 3,193,667 shares of Common Stock subject to options held directly by Dr. Pourhassan; and (iii) 15,700 shares of Common Stock held by Dr. Pourhassan’s spouse.

(9)

Includes: (i) 1,243,179 shares of Common Stock held directly by Dr. Kelly; (ii) a warrant covering 250,000 shares of Common Stock held directly by Dr. Kelly; (iii) 554,132 shares of Common Stock subject to options held directly by Dr. Kelly; (iv) 691,208 shares of Common Stock held by Dr. Kelly’s spouse; (v) a warrant covering 166,666 shares of Common Stock held by Dr. Kelly’s spouse; and (vi) 46,160 shares of Common Stock held by Dr. Kelly as custodian for his children.

(10)

Includes: (i) 12,184,499 shares of Common Stock held by a limited liability company for which Mr. Klump is managing member and has voting and dispositive power; (ii) 1,000,000 shares of Common Stock subject to conversion of a Note Payable held by such limited liability company for which Mr. Klump is managing member and has voting and dispositive power; (iii) 187,500 shares of Common Stock held directly by Mr. Klump; (iv) 100,000 shares of Common Stock directly held by a trust for Mr. Klump’s children, for which Mr. Klump is trustee and has voting and dispositive power; and (v) 105,822 shares of Common Stock subject to options held directly by Mr. Klump.

(11)

Includes: (i) 73,626 shares of Common Stock held directly by Mr. Mulholland; (ii) 13,500 shares of Common Stock held in a retirement portfolio; and (iii) 1,416,667 shares of Common Stock subject to options held directly by Mr. Mulholland.

(12)

Includes: (i) 3,613,332 shares of Common Stock held by a limited liability company for which Dr. Welch is the managing member and has voting and dispositive power; (ii) 2,000,000 shares of common subject to conversion of a Note Payable held by the limited liability company; (iii) 1,993,589 shares of Common Stock held directly by a trust for which Dr. Welch, as trustee, has voting and dispositive power; and (iv) 63,904 shares of Common Stock subject to options held directly by Dr. Welch.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Warren Averett, LLC (“Warren Averett”) as our independent registered public accounting firm to examine our financial statements for the fiscal year ending May 31, 2020. Although the selection of independent auditors is not required to be submitted to a stockholder vote by our governance documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholders do not approve the selection of Warren Averett, the Audit Committee will reconsider its selection.

Provided that a quorum is present, this proposal will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against. Shares that are not represented at the Annual Meeting, and abstentions and broker non-votes, if applicable, with respect to this proposal, will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote “FOR” ratification of the selection of Warren Averett, LLC as our independent registered public accounting firm for fiscal 2020.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) included a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also included a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2013 annual meeting, our stockholders approved the Board’s recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of our executive officers again this year.

A detailed description of the compensation paid to executive officers is included in this proxy statement under the heading “Executive Compensation” in accordance with the SEC’s rules.

Our philosophy is that executive compensation should align with stockholders’ interests, without encouraging excessive and unnecessary risk. During fiscal year 2019, the main components of executive compensation, as shown in the Summary Compensation Table in this proxy statement, included (i) base salary, (ii) bonus based on the Compensation Committee’s assessment of each executive officer’s performance in achieving corporate and individual goals, and (iii) employee stock options. This vote is intended to consider the overall compensation of executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on us, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends that stockholders vote, on an advisory basis, “FOR” the following resolution:

“RESOLVED, that the compensation paid to named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved.”

The above-referenced disclosures appear under the heading “Executive Compensation” in this proxy statement.

Provided that a quorum is present, this proposal will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against. Shares that are not represented at the Annual Meeting, and abstentions and broker non-votes, if applicable, with respect to this proposal, will have no effect on the outcome of the voting on this proposal.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE

COMPENSATION

The federal securities laws and the Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. Stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. These votes are required to be held not less frequently than once every six years.

After careful consideration of this Proposal, the Board has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for us, and therefore the Board recommends that stockholders vote for a one-year interval for the advisory vote on executive compensation.

This vote is advisory and therefore not binding on us, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD RECOMMENDS THE OPTION OF “ONE YEAR” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED WITH AN ADVISORY VOTE ON EXECUTIVE COMPENSATION AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

MATTERS RELATING TO THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Warren Averett, LLC was our independent registered public accounting firm with respect to our audited financial statements for the fiscal year ended May 31, 2019. Representatives of Warren Averett are not expected to be present at the Annual Meeting.

Board Pre-Approval Process, Policies and Procedures

The Audit Committee pre-approves all engagements for audit and non-audit services provided by our independent registered public accounting firm. Warren Averett performed its audit procedures in accordance with the Audit Committee’s policies and procedures. Warren Averett informed the Audit Committee of the scope and nature of each service provided. No services were provided by Warren Averett during fiscal year 2018 or fiscal year 2019 other than audit, review, or attest services.

Fees Paid to Principal Independent Registered Public Accounting Firm

The aggregate fees billed during the fiscal years ended May 31, 2019 and 2018 for professional services rendered by Warren Averett are as follows:

Type of Fees	Fiscal Year 2019 (approximate)	Fiscal Year 2018 (approximate)
Audit Fees	$187,500	$133,000
Audit Related Fees	$33,000	$18,000
Tax Fees	—	—

Audit fees consisted of fees related to the audit of the financial statements included in our annual reports on Form 10-K and for the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q. Audit-related fees consisted of fees related to the review of our Registration Statements on Forms S-1 and S-3, related accountants’ consent and other matters. Warren Averett does not provide professional services to us for income tax planning or tax return preparation.

BOARD OF DIRECTORS REPORT

In lieu of the Audit Committee, for the fiscal year ended May 31, 2019 the Board met with management and our independent auditors, Warren Averett, to review our accounting functions and the audit process and to review and discuss the audited financial statements for the fiscal year ended May 31, 2019. The Board discussed and reviewed with Warren Averett the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Warren Averett has also provided to the Board the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence.

Based on its review and discussions with management and our independent auditors, the Board recommended that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2019, for filing with the Securities and Exchange Commission.

Submitted by the Board of Directors of the Company:

Scott A. Kelly (Chairman), Nader Pourhassan, Carl C. Dockery, Michael A. Klump, Jordan G. Naydenov, David F. Welch

OTHER MATTERS

Management is not aware of any matters to be brought before the Annual Meeting other than those discussed above. In accordance with our bylaws and SEC rules and regulations, stockholders had until 5:30 p.m., Pacific Time, on Monday, August 12, 2019 to submit stockholder proposals and request proxy access with respect to any other business to be considered at the Annual Meeting. We undertake to supplement the information contained in this proxy statement (and, if necessary, postpone the Annual Meeting) to address any stockholder proposals timely received before such deadline.

If any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting on the matter pursuant to the discretionary authority given in the proxy, and in accordance with applicable laws and SEC rules and regulations.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted in writing to the Board of Directors, c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660. Communications to individual directors or committees should be sent to the attention of the intended recipient. Communications will be forwarded to the chair of the Audit Committee, who will be primarily responsible for monitoring communications to the Board (or its members or committees) and for forwarding communications as he or she deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request to: CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660, Attn.: Secretary, or by phone at (360) 980-8524. Any stockholder who wants to receive a separate copy of this Proxy Statement, or of the Company’s proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2020

For the 2020 Annual Meeting of stockholders, pursuant to our Bylaws, a proposal to take action at the meeting may be made by any stockholder of record who is entitled to vote at the meeting and who delivers timely written notice. To be considered timely, the notice must be received not earlier than the close of business on Friday, May 15, 2020 and not later than June 14, 2020; provided that, if the 2020 Annual Meeting is not first convened between August 13, 2020 and November 11, 2020, inclusive, then the notice must be delivered prior to the later of (x) the ninetieth day prior to the meeting date or (y) the tenth day following the first public announcement of the meeting date.

In order to be eligible for inclusion in our proxy materials for the 2020 annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposal to take action at such meeting must be received by April 23, 2020. Any such proposal should comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials. In addition, if we receive notice of a stockholder proposal after July 7, 2020, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposal.

Any proposals to take action at the 2020 annual meeting of stockholders should be addressed to: Secretary, CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Company. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet and in person.

The expenses of preparing, printing and distributing this Proxy Statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by the Company.

Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of Common Stock for whom they hold shares, and the Company will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

We have also retained Alliance Advisors LLC to assist it in the solicitation of proxies. Alliance Advisors LLC will solicit proxies on behalf of the Company from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a fee of $7,500, plus approved and reasonable out of pocket expenses, for its services to the Company for the solicitation of the proxies. The Company has also agreed to indemnify Alliance Advisors LLC against certain claims.

If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(833) 814-9456

August 21, 2019	CYTODYN INC.

4. A non-binding advisory vote on the frequency of holding a advisory vote on executive compensation 1 Year 2 Years 3 Years Abstain 1 U P X Mark here to vote FOR all nominees 01 - Scott A. Kelly, M.D. 02 - Nadar Z. Pourhassan, Ph.D. 03 - Michael A. Klump 04 - Jordan G. Naydenov 05 - David F. Welch, Ph.D. Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 033ZIC + + Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3 and for ONE YEAR for A Proposal 4. 2. Ratification of the selection of Warren Averett, LLC as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2020 3. A non-binding advisory vote to approve executive compensation 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 2 7 6 8 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/CYDY or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CYDY Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 1:00 a.m. Central Time, on September 12, 2019 Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CYDY 2019 ANNUAL MEETING OF STOCKHOLDERS This proxy is solicited on behalf of the Board of Directors of CytoDyn Inc. The undersigned hereby appoints Scott A. Kelly, M.D. and Nader Z. Pourhassan as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them, or either of them, to represent and to vote, as designated below, all the shares of the common stock of CytoDyn Inc. held of record by the undersigned at the close of business on August 5, 2019, at the Annual Meeting of Stockholders to be held on September 12, 2019, at 9:30 a.m., Pacific Time, or any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is provided, the proxies named above will vote FOR the election of all nominees for director and FOR Proposals 2 and 3 and for ONE YEAR for Proposal 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. The undersigned acknowledges receipt of the 2019 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for the meeting. Please date and sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. (Items to be voted appear on reverse side) Proxy - CYTODYN INC. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + +